Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	525 Broadway
Van Nuys, CA 91406	Santa Monica, CA 90401
(818) 908-9868	(310) 395-2215
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports Fourth Quarter Fiscal 2005 Results

with Record Revenue and Earnings

•                  Cherokee reports 21.2% year-over-year net income growth, fueled by growth in International Royalty Revenues

VAN NUYS, CA (April 7, 2005) — Cherokee Inc. (NASDAQ:  CHKE), a leading licensor and global brand management company, today reported financial results for the fourth quarter and fiscal year ended January 29, 2005.

Highlights

•            Revenue increased 12.2% in the fourth quarter and 7.2% in fiscal 2005

•            International revenues increased 41.5% to $13.1 million in fiscal 2005

•            Net income rose 46.1% to $4.0 million in Q4 FY05 and 21.2% to $17.2 million for the year

•            Worldwide retail sales of Cherokee-branded products exceeded $2.4 billion

•            Ended the year with cash and cash equivalents of $11.0 million on balance sheet, receivables of $7.6 million, and zero debt

•            Paid dividend of $0.50 per share in our fourth quarter of fiscal 2005, and during fiscal 2005 paid out $2.22 per share, or over $19.0 million in dividends to shareholders

Net revenues for the fourth quarter of fiscal 2005 increased 12.2% to $8.5 million, as compared to revenues of $7.6 million in the fourth quarter of fiscal 2004.  For the year ended January 29, 2005, net revenues rose 7.2% to $38.9 million, as compared to $36.3 million last year.

Net earnings for the fourth quarter were $4.0 million, or $0.46 per diluted share, an increase of 46.1% compared to net income of $2.7 million, or $0.32 per diluted share, in the same period last year.  For the year ended January 29, 2005, net earnings increased to $17.2 million, or $1.97 per diluted share, as compared to $14.2 million, or $1.68 per diluted share in fiscal 2004.

“We are pleased with our performance in fiscal 2005,” commented Robert Margolis, Chairman and CEO of Cherokee Inc., “Our record fourth quarter and fiscal 2005 revenue and earnings performance confirms the strength of the Cherokee franchise and the innovative licensing strategies that we engineer for our clients.  We will continue to focus on our growth initiatives, including increasing market penetration of the “Cherokee” brand, expanding into new categories and territories for brands we own, representing a select number of brands that we believe we can place with established and new licensees both domestically and internationally, and establishing relationships with new brands.”

Selling, general and administrative expenses for the fourth quarter were $2.7 million, which is less than the $3.1 million in the same period last year.  For the year ended January 29, 2005, selling, general and administrative expenses were $11.8 million, which is slightly less than the $12.1 million incurred in fiscal 2004.  In fiscal 2005, the Company experienced lower legal expenses and severance expenses, along with greater audit and compliance expenses primarily related to SOX 404 compliance, higher performance bonuses, as well as increased travel and marketing expenses related to the expansion in international business.

“During the year, we continued to strengthen our balance sheet and maintain our conservative fiscal policies,” said Russell J. Riopelle, Chief Financial Officer.  “We paid out over $19 million in dividends to our shareholders during fiscal 2005, and we remain committed to enhancing shareholder value by continuing to improve revenue and profitability, as well as exploring strategic alternatives.”

While the payment of future quarterly dividends will be at the discretion of Cherokee’s Board of Directors, the Company expects to continue to generate excess cash flow from ongoing license agreements.

All of the Company’s international licensees are required to pay the royalty revenues owed to Cherokee in U.S. dollars.  As a consequence, the recent weakening of the U.S. dollar has benefited the Company in that the total royalty revenues reported from its international licensees increases when the dollar weakens against such foreign currencies.  In the future, should the dollar strengthen against such foreign currencies, the total royalty revenues reported by the Company from such international licensees would reflect such changes in the currency exchange rates.  Accordingly, a strengthening dollar, compared to current exchange rates, may result in lower reported royalty revenues from our international licensees.

The Company expects to file its form 10-K for the fiscal year ended January 29, 2005 with the SEC prior to April 14, 2005.

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Carrefour (selected countries in Europe and South America) and Grupo Aviara (Mexico).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe).  Other key clients of Cherokee include Hearst Publications and Solera Capital (U.S.).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations and the effect of a breach or termination by the Company of the management agreement with the Company’s CEO.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Years 2005 (when issued) and 2004, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

(Financial tables follow)

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Year ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004

Royalty revenues	$8,528,000	$7,601,000	$38,928,000	$36,312,000

Selling, general and administrative
Expenses	2,686,000	3,132,000	11,760,000	12,109,000
Operating income	5,842,000	4,469,000	27,168,000	24,203,000

Other income (expense):
Interest expense	(6,000)	(103,000)	(22,000)	(693,000)
Investment and interest income	52,000	144,000	774,000	491,000
Total other expenses, net	46,000	41,000	752,000	(202,000)

Income before income taxes	5,888,000	4,510,000	27,920,000	24,001,000

Income tax provision	1,886,000	1,771,000	10,754,000	9,840,000
Net income	$4,002,000	$2,739,000	$17,166,000	$14,161,000

Basic earnings per share	$0.46	$0.32	$1.98	$1.70

Diluted earnings per share	$0.46	$0.32	$1.97	$1.68

Cash dividends per share	$0.50	$0.38	$2.22	$0.38

Weighted average shares outstanding
Basic	8,668,684	8,591,473	8,649,837	8,337,881
Diluted	8,772,299	8,674,085	8,730,956	8,409,072

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS (unaudited)

	January 29, 2005	January 31, 2004
Assets
Current assets:
Cash and cash equivalents	$10,960,000	$5,850,000
Restricted cash	—	2,627,000
Receivables	7,567,000	12,992,000
Prepaid expenses and other current assets	1,081,000	747,000
Deferred tax asset	1,004,000	954,000
Total current assets	20,612,000	23,170,000

Deferred tax asset	1,320,000	1,589,000

Property and equipment, net of accumulated depreciation of $391,000 and $342,000, respectively	149,000	108,000
Trademarks, net of accumulated amortization of $4,115,000 and $3,091,000, respectively	9,077,000	9,726,000
Other assets	35,000	34,000
Total assets	$31,193,000	$34,627,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	526,000	529,000
Other accrued liabilities	4,310,000	4,315,000
Accrued dividends payable	4,334,000	—
Current portion of long-term notes payable	—	2,625,000
Total current liabilities	9,170,000	7,469,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,670,072 and 8,595,916 shares issued and outstanding at January 29, 2005 and at January 31, 2004, respectively	173,000	171,000
Additional paid-in capital	7,403,000	6,207,000
Retained earnings	14,447,000	20,780,000
Stockholders’ equity	22,023,000	27,158,000
Total liabilities and stockholders’ equity	$31,193,000	$34,627,000